Exhibit 99.1

Mobileye Releases Third Quarter 2026 Results, Updates Guidance, and Provides Business Overview

•	Revenue of $492 million in the third quarter declined by 2% from Q3 2025, while Operating Loss and Adjusted Operating Income in Q3 2026 improved by 25% and 20%, respectively, year-over-year.

•	Diluted EPS (GAAP) was $(0.08) and Adjusted Diluted EPS (Non-GAAP) was $0.11 in the third quarter of 2026.

•	Full-year 2026 revenue outlook, at the midpoint, increased by $13 million. Range narrowed to $1,995 million to $2,020 million, implying 5% to 7% year-over-year revenue growth.

•	Full-year 2026 guidance for Operating Loss (GAAP) and Adjusted Operating Income (Non-GAAP), at the midpoint, improved by 0.4% and 1%, respectively.

•	Generated net cash from operating activities of $303 million in the nine months ended September 26, 2026. Our balance sheet is strong with $1.5 billion of cash and cash equivalents, marketable securities and deposits.

JERUSALEM – October 29, 2026 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ended September 26, 2026.

“Mobileye delivered another quarter of strong results from its ADAS products. In the first nine months of 2026, our EyeQ shipment volume was up 11% compared to 2025. This was well ahead of global automotive production, which declined an estimated 1%,” said Mobileye President and CEO Prof. Amnon Shashua. “Our multi-year growth opportunity in the consumer-owned vehicle space has two reinforcing drivers: ADAS reaching more vehicles and Mobileye delivering more value in each vehicle. Recent Surround ADAS and Cloud-Enhanced ADAS design wins demonstrate our expanding role beyond front-camera perception, creating a path to higher content per vehicle as these programs enter production. In robotaxi, permits, public deployments and partner vehicle selections mark progress toward commercialization, with driver-out performance remaining a critical milestone. Our broader participation in the value chain is intended to accelerate deployment and capture recurring revenue opportunities alongside our capital-light self-driving system supply business.”

Third Quarter 2026 Business Highlights

•	Demand for our EyeQ line of solutions has been robust throughout 2026, enabling us to meaningfully outperform initial expectations. We expect shipments to our top 10 customers to grow 7% in 2026 (including changes in safety stock inventory), even as their aggregate vehicle production is expected to decline 5%. Chinese OEMs are also choosing Mobileye to support their expansion into emerging markets, where vehicles with standard ADAS are encouraging legacy OEMs to increase ADAS fitment rates as well.

•	Higher-value L2+ highway hands-free capability is gaining broad market adoption, with Mobility Global expecting worldwide volume in this segment to grow at an approximate 20% CAGR through the end of the decade. According to this data, Mobileye’s EyeQ SoC is present in the majority of vehicles produced in North America and Europe in 2026 within this L2+ segment. New design wins for Surround ADAS and Cloud-Enhanced ADAS offer two routes to higher content per vehicle: supplying a broader system or adding software and road intelligence capabilities to an existing EyeQ program. We recently secured new design wins with a Top 5 global automaker from Asia and a Top 10 global automaker from Japan for Cloud-Enhanced ADAS (front-camera plus Road Experience Management (REM)) to support high-volume Level 2+ systems. These two new programs build on our Q3 announcement of Mobileye’s nomination to supply Cloud-Enhanced ADAS for select future Stellantis vehicles in the US beginning in 2027. That project was recently expanded to include European platforms as well. As these, and other previously announced Surround ADAS and SuperVision programs, enter production, our expanded role creates a path to higher average selling prices.

•	Progress toward commercial robotaxi deployment continued in Q3 2026 in multiple geographies and across several vehicle platforms. Our customers began autonomous ridepooling for the public in Hamburg, Germany with safety drivers, and closed-user group testing began in the greater Orlando, Florida area. The same geographically adaptable platform was also granted an autonomous driving permit that enables Holo to publicly deploy in Norway. Additionally, after multiple years of testing and validation of Mobileye-equipped vehicles, Deutsche Bahn chose HOLON Urban, enabled by Mobileye’s self-driving system, as their autonomous vehicle of choice to serve public transit corridors in multiple German regions. As of August, based on data published by Germany’s Federal Motor Transport Authority, we estimate that vehicles incorporating Mobileye Drive account for more than 60% of vehicles authorized for Level 4 testing in Germany. These milestones mark progress from testing toward commercial services, with driver-out performance remaining critical to scaling deployments.

•	Alongside our capital-light self-driving system supply business, we are advancing our previously announced expansion into vertically-integrated commercial mobility as a service to accelerate validation and deployment and capture a larger share of recurring revenue as vehicles generate rider fares. We are engaging with potential vendors for vehicle platform supply, self-driving-system installation and upfit, and fleet logistics support. Mobileye invested in the Series B funding round for Beep, Inc., which closed last month, to support their accelerated commercial deployment of Autonomous Mobility Networks. Additionally, we have accelerated Moovit’s execution of its customer-facing app, fleet optimization, and rider engagement applications. These capabilities support multiple deployment channels, including self-driving-system collaborations, our own service, and third-party demand generation platforms.

•	Mentee Robotics continues to receive external validation. Nvidia recently recognized MenteeBot as being at the forefront of embodied AI innovation, developing learning-capable humanoid robots that continuously adapt and improve in real-world environments. Mentee’s use of NVIDIA’s Isaac simulation and AI computing platforms accelerates the development of advanced physical AI capabilities and reinforces the value of our technology and IP.

Third Quarter 2026 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q3 2026	Q3 2025	% Y/Y
Revenue	$492	$504	(2)%
Gross Profit	$261	$243	7%
Gross Margin	53%	48%	+483	bps
Operating Income (Loss)	$(82)	$(109)	25%
Operating Margin	(17)%	(22)%	+496	bps
Net Income (Loss)	$(67)	$(96)	30%
EPS - Basic	$(0.08)	$(0.12)	31%
EPS - Diluted	$(0.08)	$(0.12)	31%

Non-GAAP
U.S. dollars in millions	Q3 2026	Q3 2025	% Y/Y
Revenue	$492	$504	(2)%
Adjusted Gross Profit	$314	$337	(7)%
Adjusted Gross Margin	64%	67%	(304	)bps
Adjusted Operating Income	$89	$74	20%
Adjusted Operating Margin	18%	15%	+341	bps
Adjusted Net Income	$95	$76	25%
Adjusted EPS - Basic	$0.12	$0.09	23%
Adjusted EPS - Diluted	$0.11	$0.09	23%

•	Revenue of $492 million decreased 2% compared to the third quarter of 2025, primarily due to a 5% decrease in average system price mainly attributable to a higher mix of China OEM export volumes, which carry less software content and therefore lower pricing, and lower Supervision volumes. Higher EyeQ volumes partially offset these effects. SuperVision deliveries exceeded our expectations, and the pass-through of higher memory costs added approximately $7 million to third-quarter revenue at zero gross margin.

•	Gross Margin increased by nearly 5 percentage points in the third quarter of 2026 as compared to the prior year period. This was due to a decrease in amortization of intangible assets as a percentage of revenue, partially offset by a modest reduction in EyeQ ASP mainly attributable to higher China OEM volumes which carry lower ASP as well as higher EyeQ-related cost per unit given the different mix of EyeQ products sold.

•	Adjusted Gross Margin decreased in the third quarter of 2026 by 3 percentage points as compared to the prior year period. This was primarily due to lower EyeQ ASP, mainly attributable to a higher mix of Chinese OEM shipments which carry lower ASP as well higher EyeQ-related cost per unit given the different mix of EyeQ products sold. Higher-than-expected SuperVision volume and the pass-through of higher memory costs together reduced corporate average gross margin by approximately 100 basis points relative to expectations.

•	Operating Margin as well as Adjusted Operating Margin increased in the third quarter of 2026 as compared to the prior year period. The increase was primarily due to an incentive grant recognized under the Israeli Law for the Encouragement and Incentivization of Research and Development 2026 (“R&D Law”), which was enacted during the second quarter and applies from the beginning of 2026. During Q3 2026, our GAAP and non-GAAP Operating Income benefited from the R&D Law incentive grant by $52 million and $51 million, respectively. On a year-to-date basis, GAAP and Non-GAAP Operating Income benefited from the R&D Law incentive grant by $162 million and $144 million, respectively.

•	The R&D Law benefit is expected to extend into future years, subject to future changes in the law. Quarterly recognition may vary depending on recognition thresholds, qualifying R&D spending in Israel and exchange rates. Cash receipts associated with the benefit recognized in 2026 are expected to begin in 2028, approximately two years after accounting recognition.

•	Operating cash flow for the nine months ended September 26, 2026 was $303 million. Cash used in purchases of property and equipment was $72 million for that same period. Share repurchases totaled $33 million through the end of Q3 2026, and occurred during the period after the program was announced on April 23, 2026.

Updated Financial Guidance for the 2026 Fiscal Year

	Updated Guidance Full Year 2026		Previous Guidance Full Year 2026
U.S. dollars in millions	Low	High	Range
Revenue	$1,995	$2,020	$1,970 - 2,020
Operating Loss	$(4,127)	$(4,087)	$(4,154) - (4,094)
Amortization of acquired intangible assets	$346	$346	346
Share-based compensation expense	$385	$385	396
R&D Law incentive grant related to ordinary income arising from sales of shares received from the settlement of RSUs (1)	$(18)	$(18)	(17)
Acquisition related expenses	$6	$6	6
Goodwill impairment	$3,788	$3,788	3,788
Adjusted Operating Income	$380	$420	$365 - 425

Our updated revenue guidance is increased by 1% at the midpoint, with a narrowed range, compared to the prior guidance. The increase primarily reflects higher-than-expected SuperVision deliveries and the pass-through of higher memory costs in the third quarter. Our updated guidance also reflects a decrease in Operating Loss (GAAP) and an increase in Adjusted Operating Income (Non-GAAP), at the midpoint, of 0.4% and 1%, respectively. The modest conversion of incremental revenue to Adjusted Operating Income reflects SuperVisions’s lower gross margin relative to the corporate average and the zero-margin memory cost pass-through. Our Adjusted Operating Income outlook continues to include approximately $190 million from the R&D Law incentive at the midpoint. The foregoing reflects Mobileye’s updated expectations for Revenue, Operating Loss and Adjusted Operating Income results for the full year 2026.

We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash or non-recurring items including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships and brands, and developed IP as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Mentee Robotics in 2026; 2) Share-based compensation expense; 3) the R&D Law incentive grant related to ordinary income arising from sale of shares received from the settlement of RSUs; 4) Goodwill impairment; and 5) acquisition-related expenses. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

(1) The R&D Law incentive grant related to ordinary income arising from sale of shares received from the settlement of RSUs cannot be estimated precisely because it depends on the actual sale of the shares of common stock issued upon the conversion of RSUs. Accordingly, the 2026 outlook includes this component only for the first three quarters of 2026.

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, October 29, 2026, at 8:00 a.m. ET (2:00 p.m. IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income (Loss) as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses, the R&D Law incentive grant related to ordinary income arising from sale of shares received from the settlement of RSUs, acquisition-related expenses and impairment of goodwill. Operating Margin is calculated as operating income (loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses, the R&D Law incentive grant related to ordinary income arising from sale of shares received from the settlement of RSUs, acquisition-related expenses, impairment of goodwill and the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income (Loss) by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with our autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in artificial intelligence, computer vision and integrated software and hardware. Since our founding in 1999, Mobileye has enabled the global adoption of advanced driver-assistance systems that save countless lives and reduce crashes, while pioneering groundbreaking technologies such as REM™ crowdsourced road intelligence, Imaging Radar and Compound AI. These technologies drive the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions at scale, and powering industry-leading ADAS products. To date, more than 250 million vehicles worldwide have been built with Mobileye’s EyeQ technology inside. In 2026, Mobileye acquired Mentee Robotics to pursue the future of physical AI and humanoid robots. Since 2022, Mobileye has been listed independently from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2026 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: further deterioration of macroeconomic conditions due to ongoing global economic and political uncertainty; future business, strategic and financial performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; our ability to effectively compete in the markets in which we operate; increased competition from emerging chip manufacturers and OEMs; future products and technology, and the expected availability and benefits of such products and technology; our planned vertically integrated robotaxi business, including the development, launch, operation, scaling, regulatory approval and commercial acceptance of autonomous ride-hailing services, may not proceed as expected; the humanoid robotics industry and its accompanying technology may not develop as expected; development of regulatory frameworks for current and future technology; changes in regulation and trade policy, including increased tariffs, in regions in which we operate, including the U.S., Europe and China; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; transition of our key personnel and leadership, the timing of any such transition and its anticipated effects on our business; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax and accounting-related expectations; sustained low levels of our share price and market capitalization as well as other factors may require further testing of our Mobileye reporting unit, which may result in an impairment of goodwill; the ability to meet our social and environmental goals and projections.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initially expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 27, 2025, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Third Quarter 2026 Financial Results

Mobileye Global Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
U.S. dollars in millions, except share and per share data	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Revenue	$492	$504	$1,558	$1,448
Cost of revenue	231	261	787	746
Gross profit	261	243	771	702
Research and development, net	284	304	814	861
Sales and marketing	26	29	82	85
General and administrative	33	19	95	56
Goodwill impairment	—	—	3,788	—
Total operating expenses	343	352	4,779	1,002
Operating income (loss)	(82)	(109)	(4,008)	(300)
Financial income (expense), net	14	17	41	48
Income (loss) before income taxes	(68)	(92)	(3,967)	(252)
Benefit (provision) for income taxes	1	(4)	61	(13)
Net income (loss)	$(67)	$(96)	$(3,906)	$(265)

Earnings (loss) per share attributed to Class A and Class B stockholders:
Basic and diluted	$(0.08)	$(0.12)	$(4.77)	$(0.33)
Weighted-average number of shares used in computation of earnings (loss) per share attributed to Class A and Class B stockholders (in millions):
Basic and diluted	824	814	820	813

Mobileye Global Inc.

Condensed Consolidated Balance sheets (unaudited)

U.S. dollars in millions	September 26, 2026	December 27, 2025
Assets
Current assets
Cash and cash equivalents	$1,346	$1,836
Marketable securities and deposits	153	55
Trade accounts receivable, net	202	131
Inventories	295	327
Other current assets	110	129
Total current assets	2,106	2,478
Non-current assets
Property and equipment, net	496	473
Intangible assets, net	998	1,166
Goodwill	4,911	8,200
Other long-term assets	371	175
Total non-current assets	6,776	10,014
TOTAL ASSETS	$8,882	$12,492
Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$272	$228
Employee related accrued expenses	144	141
Related party payable	8	4
Other current liabilities	50	33
Total current liabilities	474	406
Non-current liabilities
Long-term employee benefits	83	78
Deferred tax liabilities	5	60
Other long-term liabilities	91	67
Total non-current liabilities	179	205
TOTAL LIABILITIES	$653	$611
TOTAL EQUITY	8,229	11,881
TOTAL LIABILITIES AND EQUITY	$8,882	$12,492

Mobileye Global Inc.

Condensed Consolidated Cash Flows (unaudited)

	Nine Months Ended
U.S. dollars in millions	September 26, 2026	September 27, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,906)	$(265)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	64	54
Share-based compensation	271	206
Amortization of intangible assets	296	333
Goodwill impairment	3,788	—
Exchange rate differences on cash and cash equivalents	(9)	(8)
Deferred income taxes	(80)	(16)
(Gains) losses on equity and debt investments, net	(1)	—
Other	—	5
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	(71)	11
Decrease (increase) in other current assets	12	15
Decrease (increase) in inventories	32	97
Decrease (increase) in other long-term assets	(177)	(3)
Increase (decrease) in accounts payable, accrued expenses and related party payable	33	22
Increase (decrease) in employee-related accrued expenses and long-term benefits	7	32
Increase (decrease) in other current liabilities	15	(1)
Increase (decrease) in other long-term liabilities	29	7
Net cash provided by operating activities	303	489
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(72)	(52)
Purchases of debt and equity investments	(206)	(79)
Maturities and sales of debt and equity investments	104	67
Cash paid for acquisition of Mentee Robotics, net of cash acquired	(591)	—
Net cash used in investing activities	(765)	(64)
CASH FLOWS FROM FINANCING ACTIVITIES
Share-based compensation recharge	*	(2)
Repurchase of common stock	(33)	(100)
Net cash used in financing activities	(33)	(102)
Effect of foreign exchange rate changes on cash and cash equivalents	9	8
Increase (decrease) in cash, cash equivalents and restricted cash	(486)	331
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,860	1,438
Balance of cash, cash equivalents and restricted cash, at end of period	$1,374	$1,769

* Less than $1 million.

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin2 (unaudited)

	Three Months Ended				Nine Months Ended
	September 26, 2026		September 27, 2025		September 26, 2026		September 27, 2025
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross Profit and Margin	$261	53%	$243	48%	$771	49%	$702	48%
Add: Amortization of acquired intangible assets	53	11%	94	19%	245	16%	282	19%
Add: Share-based compensation expense	—	—%	—	—%	1	—%	1	—%
Adjusted Gross Profit and Margin	$314	64%	$337	67%	$1,017	65%	$985	68%

2 Adjusted Gross Margin is calculated as Adjusted Gross Profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income (Loss) and Margin to Non-GAAP Adjusted Operating Income and Margin3 (unaudited)

	Three Months Ended				Nine Months Ended
	September 26, 2026		September 27, 2025		September 26, 2026		September 27, 2025
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss) and Operating Margin	$(82)	(17)%	$(109)	(22)%	$(4,008)	(257)%	$(300)	(21)%
Add: Amortization of acquired intangible assets	69	14%	111	22%	296	19%	333	23%
Add: Share-based compensation expense	103	21%	72	14%	275	18%	206	14%
Less: R&D Law incentive grant related to ordinary income arising from sales of shares received from the settlement of RSUs	(1)	—%	—	—%	(18)	(1)%	—	—%
Add: Acquisition related expenses	—	—%	—	—%	6	—%	—	—%
Add: Goodwill impairment	—	—%	—	—%	3,788	243%	—	—%
Adjusted Operating Income (Loss) and Margin	$89	18%	$74	15%	$339	22%	$239	17%

3 Adjusted Operating Margin is calculated as Adjusted Operating Income (Loss) as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended				Nine Months Ended
	September 26, 2026		September 27, 2025		September 26, 2026		September 27, 2025
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(67)	(14)%	$(96)	(19)%	$(3,906)	(251)%	$(265)	(18)%
Add: Amortization of acquired intangible assets	69	14%	111	22%	296	19%	333	23%
Add: Share-based compensation expense	103	21%	72	14%	275	18%	206	14%
Less: R&D Law incentive grant related to ordinary income arising from sales of shares received from the settlement of RSUs	(1)	—%	—	—%	(18)	(1)%	—	—%
Add: Acquisition related expenses	—	—%	—	—%	6	—%	—	—%
Add: Goodwill impairment	—	—%	—	—%	3,788	243%	—	—%
Less: Income tax effects	(9)	(2)%	(11)	(2)%	(95)	(6)%	(33)	(2)%
Adjusted Net Income (Loss)	$95	19%	$76	15%	$346	22%	$241	17%

Supplemental Information - Average System Price (unaudited) 4

	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Q3 2026
EyeQ and SuperVision revenue (U.S. dollars in millions)	$478	$420	$535	$485	$468
Number of systems shipped (in millions)	9.2	8.3	10.8	10.0	9.5
Average system price (U.S. dollars)	$51.7	$50.8	$49.3	$48.5	$49.1

4 Average System Price is calculated as the sum of revenue related to EyeQTM and SuperVision systems, divided by the number of systems shipped.

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com